Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1 of Quintana Energy Services Inc. of our report dated April 25, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to subsequent events described in Note 19 as to which the date is January 18, 2018, relating to the financial statements of Quintana Energy Services LP, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 1, 2018